Exhibit 99.1

Cyclone Power Technologies Signs Agreement to Acquire Military Licensee, Advent Power Systems,
and Become Prime Contractor with U.S. Army / DOD

POMPANO BEACH, FL, Dec. 21, 2011. Cyclone Power Technologies Inc. (OTCQB: CYPW), developer of the all-fuel, clean-tech Cyclone Engine, announced today that it has signed a definitive agreement to acquire the assets and business of Advent Power Systems, Inc., Cyclone’s exclusive military licensee since 2006. Advent is currently a prime contractor with the U.S. Army / Tank Command (TACOM) in a Phase I project utilizing Cyclone’s engine technology to build a prototype 10kW auxiliary power unit for use in U.S. combat vehicles.

The purchase price for the acquisition is 1.5 million shares of Cyclone common stock. Under the agreement, Cyclone will fully assume the $1.4 million Army contract, key agreements with several of the project’s sub-contractors, and all opportunities in the Advent pipeline, among other valuable assets. As a result of efficiencies in contract administration and management, Cyclone expects to enhance profitability and pick-up approximately $450,000 in additional revenue from this contract over the next six to nine months. Cyclone will also become the prime contractor of record eligible for Phase II awards through the Department of Defense.

With over 40 years of extensive industry experience and contacts, Dr. Phil Myers, CEO of Advent, will be engaged as a consultant to Cyclone over the next twelve months, assisting in the contract transition process and procurement of other defense awards internationally. Dr. Myers is a former U.S. Air Force Engineering officer, and holds an Industrial and Systems Engineering Degree and M.B.A. from Ohio State, as well as a doctorate from the Harvard Business School, specializing in the management of advanced technology companies.

Dr. Myers commented, “I’m very pleased to be joining forces more closely with Cyclone, a company that I’ve worked with and respected immensely over the last five years. I believe that this transaction will be highly beneficial to the successful completion of our U.S. Army contract, and will help attract new customers and strategic partners to Cyclone’s revolutionary engine technology.”

Christopher Nelson, President of Cyclone, commented, “The acquisition of Advent is an important financial and strategic development for Cyclone. With this purchase we will generate increased revenue from our current contract, and going forward, we will be able to pursue direct contracts with the military. Moreover, bringing on Dr. Myers and his talented team of advisors to help secure additional awards is a big plus. We look forward to working side-by-side with them in the year ahead.”

The Advent acquisition is subject to standard closing conditions, and is expected to close in the first quarter of 2012.

About Cyclone Power Technologies
Cyclone Power Technologies is the developer of the award-winning Cyclone Engine – an all-fuel, clean-tech engine with the power and versatility to run everything from waste energy electric generators and solar thermal systems to cars, trucks and locomotives. Invented by company founder and CEO Harry Schoell, the patented Cyclone Engine is an eco-friendly external combustion engine, ingeniously designed to achieve high thermal efficiencies through a compact heat-regenerative process, and to run on virtually any fuel - including bio-diesels, syngas or solar - while emitting fewer greenhouse gases and irritating pollutants into the air. The Cyclone Engine was recognized by Popular Science Magazine as the Invention of the Year for 2008, and was presented with the Society of Automotive Engineers’ AEI Tech Award in 2006 and 2008.  Additionally, Cyclone was named Environmental Business of the Year by the Broward County Environmental Protection Department. For more information, visit www.cyclonepower.com.

Follow Cyclone on Facebook: http://www.facebook.com/CyclonePowerTechnologies

Safe Harbor Statement
Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Disclaimer:  Reference herein to any specific commercial company, product, process, or service by trade name, trademark, manufacturer, or otherwise, does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or the Department of the Army (DoA).  The opinions of the authors expressed herein do not necessarily state or reflect those of the United States Government or the DoA, and shall not be used for advertising or product endorsement purposes.

Cyclone Investor Relations
American Capital Ventures
Howard Gostfrand, President
Tel: 305-918-7000
www.amcapventures.com

Cyclone Media Contact
Red Letter Group
Will Wellons
407-462-2718
will@redletterpr.com